Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

SHL TELEMEDICINE LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value NIS 0.01 per share(1)	457(c) and 457(h)(1)	3,181,552	$10.15	(3)	$32,292,753	0.00011020	$3,559
	Total Offering Amounts							$3,559
	Total Fee Offsets							N/A
	Net Fee Due							$3,559

(1)	These Ordinary Shares may be represented by the American Depositary Shares (“ADSs”) of SHL Telemedicine Ltd. (the “Registrant”), each of which represents one Ordinary Share. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No.: 333-270672).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of ordinary shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the 2021 Executive and Key Employee Israeli Share Incentive Plan.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $10.15 per Ordinary Share (or $10.15 per ADS), the average of the high and low prices of the ADSs as reported on the Nasdaq Capital Market on June 7, 2023, a date within five business days prior to the filing of this Registration Statement.